Exhibit 99.1

Sparton Corporation

Fiscal 2013 Third Quarter Financial Results

May 8, 2013

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2013 third quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

For details related to the disclosure of non-GAAP financial measures, please reference slide 2 in our accompanying presentation.

{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Mark Schlei, our CFO, will report our fiscal year 2013 third quarter and year-to-date financial results, provide an update on the status of our liquidity and capital resources, and provide a brief update on the remainder of fiscal 2013. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 11:00am CT.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2013 third quarter call.

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{Slide 4 – 3rd Quarter Highlights}

Today, we will begin by reviewing a few of our third quarter performance highlights:

•	We were awarded 18 new business programs during the third quarter of fiscal 2013 with estimated annual revenue of $11.3 million.

•

We ended the quarter with sales backlog of approximately $208.8 million, including approximately $32.2 million from the Company’s newly acquired business. This represents a 42% increase over a year ago. Net of the Onyx acquisition, a 20% increase over a year ago is realized.

•	The acquired Sparton Onyx business resulted in incremental net sales of $12.0 million, operating income of $0.1 million and adjusted EBITDA of $1.1 million during the 3rd quarter.

{Slide 5 –Consolidated Financial Results}

I would now like to review our third quarter year-to-date consolidated performance.

For the first three quarters of fiscal 2013, adjusted operating income was $7.7 million and adjusted net income was $5.1 million or $0.50 per share diluted, versus adjusted operating income of $8.3 million and adjusted net income of $5.3 million or $0.51 per share diluted, for the first nine months of fiscal 2012.

Our consolidated revenue, with the acquisition included, was $178.9 million, increasing 10.2% or $16.6 million from the same period in the prior year. Without the addition of Onyx, revenue

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was $160.8 million, down $1.5 million or 0.9% from the prior year, primarily due to decreased sonobuoy sales to foreign governments and decreased U.S. Navy engineering sales, offset by increased net sales of 10.4% in Complex Systems.

Our adjusted gross profit in the first nine months of fiscal 2013 was $29.2 million or 16.3% compared to $26.1 million or 16.1% in the first nine months of fiscal 2012. Without the impact of Onyx, gross profit would have been $26.8 million or 16.7%. The majority of the $0.7 million increase within the legacy business is attributable to favorable mix in Medical and increased volume in the Complex Systems, offset by decreased sales and reduced margins due to product mix in the DSS segment.

Selling and administrative expenses increased to $19.7 million or 11.0% of revenue in the first nine months of fiscal 2013 as compared to $16.5 million or 10.1% of revenue in the prior year’s first nine months. The increase relates to the addition of Onyx’s SG&A, the costs associated with the Onyx acquisition, as well as acquisition related expenses for other non-Onyx opportunities, and costs related to the Company’s overall transformation of the finance organization.

{Slide 6 – Adjusted EBITDA}

The adjusted EBITDA for the first nine months of fiscal 2013 is $11.0 million, or 6.1% of revenue as compared to $9.9 million, or 6.1% of revenue in the prior year. The increase reflects Onyx EBITDA of $1.6 million, favorable mix in Medical and increased volume in Medical and Complex Systems, offset by a decrease of foreign sonobuoy sales.

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I would now like to turn over the next portion of today’s call to Mark so that he can update you on our individual segment results and our liquidity and capital resources.

MARK SCHLEI (CFO) SPEAKS

Thanks Cary.

{Slide 7 – Medical Sales & Gross Profit Results}

Excluding the fiscal year 2013 incremental sales from the acquisition of Onyx, legacy Medical sales were flat, increasing approximately $0.1 million as compared with the prior year quarter. Reflected within the increase is $2.3 million of increased sales to this business unit’s largest customer due to expanded demand for its programs and additional refurbishment service revenue which began in the second half of fiscal 2012. Additionally reflected is $1.1 million of increased sales to two other customers to meet increased demand for their products. Offsetting these increases were decreased sales to two customers totaling $3.6 million.

{Slide 8 – Medical Gross Profit Results}

Excluding Onyx, the gross profit percentage on Medical sales increased to 13.9% from 13.3% for the three months ended March 31, 2013 and 2012, respectively. This improvement in margin on Medical sales primarily reflects certain favorable product mix between the two periods.

Included in Medical segment’s results for the three and nine months ended March 31, 2013 are Onyx’s net sales of approximately $12.0 million and $18.1 million, respectively. For the three

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months ended March 31, 2013, operating income was approximately $0.1 million with an operating loss of $0.5 million since the Onyx transaction closed on November 15, 2012. The third quarter resulted in an adjusted EBITDA of $1.1 million and $1.6 million since November 15, 2012.

{Slide 9 – Complex Systems Operating Results}

Excluding an increase in intercompany sales of $0.5 million, Complex Systems sales to external customers for the three months ended March 31, 2013 increased $3.2 million as compared with the same quarter last year, due to increased sales to the majority of this segment’s customers, reflecting relative demand for each of these customers’ products.

The gross profit percentage on Complex Systems’ sales increased to 11.5% for the three months ended March 31, 2013 compared to 7.3% for the three months ended March 31, 2012, primarily reflecting increased capacity utilization and favorable product mix between the comparative periods.

{Slide 10 – DSS Operating Results}

DSS sales decreased approximately $6.4 million in the three months ended March 31, 2013 as compared with the same quarter last year, reflecting decreased sonobuoy sales to foreign governments and decreased U.S. Navy engineering sales, partially offset by increased U.S. Navy sonobuoy production in the current year quarter. As previously discussed, foreign sonobuoy orders can fluctuate greatly and the timing of these orders can have a significant effect on DSS results either to the positive or to the negative as we experienced in the third quarter. However, we expect larger than normal domestic and foreign sonobuoy shipments in the fourth quarter to drive positive year over year sales compared to the prior year.

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The gross profit percentage on DSS sales decreased to 21.8% for the three months ended March 31, 2013 compared to 23.9% for the three months ended March 31, 2012. Gross profit percentage was unfavorably affected in the current year quarter by a significant decrease in foreign sonobuoy sales as compared to the prior year quarter.

{Slide 11 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. As of March 31, 2013, the Company had $13.0 million borrowed and $52.0 million available under its new credit facility, available cash and cash equivalents of $4.4 million and performance based payments received under U.S. Navy contracts in excess of the funding of production to date under those contracts of $12.3 million. The Company’s debt-to-equity ratio was 0.16 to 1 at March 31, 2013.

Summarizing our cash flows, operating activities used $6.3 million and provided $6.4 million of net cash flows for the nine months ended March 31, 2013 and 2012, respectively. Excluding changes in working capital, operating activities provided $11.7 million in the first nine months of fiscal 2013, reflecting the Company’s relative operating performance during the period. Working capital used $18.0 million of net cash flows in the first nine months, primarily reflecting increased accounts receivable, inventory and other assets, and funding of production related to U.S. Navy contracts during the year in excess of performance based payments received, partially offset by increased accounts payable and accrued expenses.

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Cash flows used in investing activities for the nine months ending March 31, 2013 totaled $48.7 million and primarily reflects the $43.25 million acquisition of Onyx. The acquisition, which was subject to certain post-closing adjustments, was funded through the use of Company cash and borrowings under the Company’s new credit facility. Finally, cash flows from financing activities for the nine months ended March 31, 2013 provided $12.4 million and primarily reflects the net borrowing of $13 million under our new credit facility to partially fund the Onyx acquisition.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mark.

{Slide 12 – Fiscal 2013 Outlook}

I would like to close the presentation by providing an executive summary and a brief outlook on what to expect for the remainder of fiscal 2013.

The first three quarters $0.50 diluted adjusted earnings per share results were relatively even with the first three quarters of the prior year’s $0.51 diluted adjusted earnings per share. As communicated last quarter, we anticipated a softening in the third quarter which was realized as evidenced by adjusted diluted earnings per share of $0.14 falling short as compared to last year’s $0.19 adjusted diluted earnings per share. This result is primarily due to lower comparative

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foreign sonobuoy shipments in the third quarter than in the prior year period. We also realized a softening in anticipated Medical revenue as compared to internal plan expectations, further contributing to this shortfall.

However, we continue to experience solid momentum with our new business development initiatives. In the third quarter, we launched the Conquering ComplexityTM corporate branding and marketing campaign as well as winning 18 new programs across all business segments that have an annualized potential of $11.3 million of revenue, our largest number of wins in any given quarter over the past 4 years.

Although Medical revenue remains flat in the first nine months of fiscal 2013 as compared to the prior year period, we have been able to backfill previously announced disengagements with new business and increased volume from certain existing customers. In the third quarter alone, Medical won 11 new projects which include 6 engineering design opportunities, all new customers to Sparton. Further, Medical’s gross margin improvement is, in part, indicative of the replacement of less profitable programs in the prior period with more profitable sales from newer programs.

We are also pleased with the progress of the Onyx integration activities and, as anticipated through the acquisition, 8 of the 11 new programs won in the third quarter within the Medical segment came from Onyx’s new business funnel.

Complex Systems has demonstrated significantly improved performance over the past few years and our Vietnam facility has evolved into a key strategic asset for customers. The segment won three new programs from new and existing customers during the third quarter, bringing the year-to-date new program total to 15.

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As Mark discussed earlier, in DSS, foreign sonobuoy orders can fluctuate greatly and the timing of these orders can have a significant effect on its results either to the positive or to the negative as we experienced in the third quarter. However, we expect larger than normal domestic and foreign sonobuoy shipments in the fourth quarter to drive positive year over year sales compared to the prior year.

As in the past, we will be presenting at various investor conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are:

•	East Coast IDEAS Conference in Boston, MA on May 15th

•	Barrington Research Investor Conference in Chicago, IL on May 16th,

•	B. Riley Investor Conference in Santa Monica, CA on May 20th - 22nd

•	Key Banc Investor Conference in Boston, MA on May 29th , and

•	CJS New Ideas Conference in July.

In summary, we remain highly optimistic for fiscal 2013 and continue to expect year-over-year increases in revenue and profitability from our legacy business, only to be enhanced by the inclusion of the Onyx acquisition. Now that the third quarter softening issues are behind us, we expect a very strong fourth quarter and anticipate that our fiscal 2013 full-year adjusted earnings per share results will outpace our fiscal 2012 adjusted earnings per share of $0.91.

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We continue to evaluate our allocation of capital on a regular basis and our strong capital structure has positioned us to execute on the recently announced plan to repurchase up to $3.0 million of the Company’s common stock over the next twelve months. We believe this plan demonstrates our commitment to increase shareholder value, and continues to leave the Company well capitalized to execute on current and future growth initiatives.

Finally, we also continue to be pleased with the progress being made related to our 5-Year Strategic Growth Plan and look forward to finishing the year strong and carrying that momentum into fiscal 2014.

Thank you for your continued support.

{Slide 13 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Mark. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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